UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 18, 2005

TANOX, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-30231	76-0196733
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

10301 Stella Link, Houston, Texas	77025-5497
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: 713-578-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13d-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

A new analysis of results from seven clinical studies indicates that Xolair® (omalizumab) significantly reduced the number of asthma exacerbations (“attacks”) and reduced by almost 50 percent the rate of emergency-room visits. The new analysis was published February 15, 2005 in the peer-reviewed journal Allergy.

The studies involved more than 4,300 patients with severe persistent asthma, who were inadequately controlled despite receiving the therapy specified in current guidelines. Results from all seven studies are included in the application submitted by Tanox’s collaborative partner, Novartis Pharma AG, to the Committee for Medicinal Products for Human Use (CHMP), which is currently evaluating whether Xolair should be approved for use in European Union countries.

In addition, the same publication contains the first detailed results from the most recently completed trial, INNOVATE. These results indicate that “omalizumab is an effective add-on therapy for these difficult-to-treat patients who have an important unmet medical need.” INNOVATE was a randomized, double-blind, placebo-controlled study in 419 patients aged 12 to 75 who were inadequately controlled despite treatment with high-dose inhaled corticosteroids and long acting beta2 agonists (i.e. step 4 therapy in the GINA guidelines). Patients were recruited for the 28-week study at 108 centers in Australia, Belgium, Canada, France, Germany, Israel, Italy, Mexico, the Netherlands, New Zealand, South Africa, Spain, UK, and the U.S. The rate of clinically significant asthma exacerbations (i.e. those requiring rescue systemic corticosteroid therapy) was significantly reduced by 26% (p = 0.043), when adjusted for an observed imbalance in asthma exacerbation history prior to randomization into the trial. Without taking this baseline imbalance into account, a similar magnitude of effect was seen (i.e. a 19% reduction) but this level of effect did not reach statistical significance. Unadjusted data were used in the pooled analysis.

Xolair is a first-in-class anti-IgE antibody that is being collaboratively developed by Novartis Pharma AG, Genentech, Inc. and Tanox, Inc. It was approved for marketing in the United States in 2003 for adult and adolescent patients with confirmed moderate-to-severe allergic asthma.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 18, 2005	TANOX, INC.

	By:	/s/ Gregory Guidroz
Gregory Guidroz
Vice President-Finance

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